Exhibit 10.10

LICENSE AGREEMENT

     This License Agreement (the "Agreement") is made and entered into as of August 1, 2003 (the "Effective Date"), by and between MultiCell Technologies, Inc., ("MULTICELL") a corporation organized under the laws of the State of Rhode Island, having a place of business at 55 Access Road, Suite 700, Warwick, RI 02886, and XenoTech, LLC, ("XENOTECH") a limited liability corporation organized under the laws of the State of Kansas, having a place of business at 16825 West 116th Street, Lenexa, KS 66219. MULTICELL and XENOTECH are sometimes each hereinafter referred to as a "Party" or collectively as "Parties" to this Agreement.

     Whereas, MULTICELL is the owner of certain patent rights, trade secrets, know-how, materials, formulae and technology relating to immortalized human hepatic cells and cell lines, collectively hereinafter defined as "MultiCell Technologies";

     Whereas, MULTICELL desires that the above MultiCell Technologies be developed and utilized to the fullest extent possible so that products and services resulting therefrom may be available for use and sale to the public;

     Whereas, XENOTECH wishes to obtain, and MULTICELL is willing to grant, a license to practice inventions and utilize and sell products and services included within the MultiCell Technologies, subject to the terms set forth below.

     Now, Therefore, in consideration of the above premises and the mutual covenants contained herein, the parties hereby agree as follows:

1     Definitions.

     When used in this Agreement, the following terms shall have the meanings set out in this Article 1. Except as otherwise explicitly provided, all references to Articles and Sections shall refer to the Articles and Sections of this Agreement.

     1.1     The term "Affiliate" shall mean any entity which is in control, is controlled by or is under common control with a Party, where "control" means beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

     1.2     The term "Cell Lines" shall mean the regenerative "immortalized" human hepatic cells and cell lines designated by MULTICELL as "Fa2N4" and "Ea1C35" and any subclones or derivatives of Fa2N4 and Ea1C35, or any immortalized human hepatic cells and cell lines replacements, successors, or alternatives to Fa2N4 and Ea1C35 (hereinafter sometimes referred to as "Cell Line Improvements"), which are owned by and/or licensed to MULTICELL.

     1.3     The term "Cell Line Technology" shall mean the trade secrets, know-how, procedures and formulae reasonably necessary to culture, maintain, propagate, cryopreserve and ship the Cell Lines.

     1.4     The term "MFE Formula" shall mean the formula and formulation details reasonably necessary to manufacture and store multifunction enhancing medium ("MFE").

     1.5     The term "MultiCell Technologies" shall mean the Cell Lines, Cell Line Technology, MFE Formula, MFE, Patent Rights, Trade Secrets, Know-How and Permitted Improvements owned by and/or licensed to MULTICELL.

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     1.6     The term "Patent Rights" shall mean United States Patent No. 6,107,043, issued August 22, 2000, any later filed patent applications relating to the cell lines, cell line improvements and MFE, and all related patent applications and patents (including any provisional, utility, continuations, continuations-in-part, continuing prosecution, divisions, extensions, renewals, reissues, revivals, re-examinations and foreign counterparts thereof); and all claims of patents and patent applications in any country covering inventions in the XenoTech Field, the practice of which would be dominated by claims contained in such Patent Rights, to the extent owned or controlled by MULTICELL.

     1.7     The term "Trade Secrets" shall mean and be defined in accordance with the definition of Trade Secret found under California law in effect at the time of the execution of this Agreement, including California Civil Code Section 3426.1 and application of the Uniform Trade Secrets Act as adopted in the State of California and amended from time to time. Without limiting this definition, and for information purposes only, a Trade Secret is the whole or any portion of any technical or non-technical information, including a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or customer or supplier information that is actually or potentially valuable because it is not generally known to others and that is subject to reasonable efforts by MULTICELL to maintain its secrecy.

     1.8     The term "Improvements" shall mean any improvements, modifications, assays, new products or the like made or derived from the MultiCell Technologies. "MultiCell Improvements" shall mean any Improvements made by MULTICELL alone or with third parties, "Joint Improvements" shall mean, subject to Section 4.1 herein, any Improvements made by MULTICELL and XENOTECH jointly, wherein each Party has provided a clearly demonstrated and substantial contribution to the Improvement(s), "XenoTech Improvements" shall mean, subject to Section 4.1 herein, any Improvements made by XENOTECH alone, and "Cell Line Improvements" shall mean any immortalized human hepatic cells and cell lines made by MULTICELL, and/or its third party collaborators, that are replacements, successors or alternatives to the Fa2NF or Ea1C35 cell lines. Any and all Improvements, including, but not limited to, MultiCell Improvements, Joint Improvements, XenoTech Improvements and Cell Line Improvements, shall only be considered "Permitted Improvements" that are subject to the terms of this Agreement if, and only if, the terms of Section 4.1 herein are fully satisfied.

     1.9     The term "XenoTech Field" shall mean application of the MultiCell Technologies and Permitted Improvements to propagate, sublicense and sell Cell Lines and Cell Line Improvements and to manufacture and sell MFE for any use, including, but not limited to, drug discovery, drug development and toxicology (including ADME-Tox), but specifically excluding all uses or applications within the "MultiCell Field".

     1.10     The term "MultiCell Field" shall mean all uses and applications of the MultiCell Technologies and Improvements for (a) immortalization of mammalian cells, including immortalization in a targeted fashion (b) isolation of stem cells from mammalian livers, (c) transplantation of immortalized cells (including human hepatocytes) or stem cells for therapy and treatment of human and animal diseases, (d) creation of an engineered human liver cell line for the Sybiol™ BioArtificial Liver Assist Device or any other extracorporeal liver assist or other device, (e) utilization of immortalized mammalian cells for the production of therapeutic, diagnostic or research-related proteins, other cellular components or drug-like molecules, including small molecule chemical entities, or (f) the right to engineer, modify, derivatize, combine, develop or otherwise improve the Cell Lines, MFE, Permitted Improvements or other MultiCell Technologies. XENOTECH or its Affiliates cannot engineer, modify, derivatize, combine, develop or otherwise improve the Cell Lines, MFE, Permitted Improvements or other MultiCell Technologies unless and until the terms of Section 4.1 herein have been fully satisfied.

     1.11     The term "Licensed Product" shall mean the Cell Lines, Cell Line Improvements, MFE and Permitted Improvements to the same.

     1.12     The term "Licensed Service" shall mean any service offered to a third party that utilizes or employs Cell Lines, Cell Line Improvements, MFE or Permitted Improvements to the same, or that directly or indirectly relies upon MCT Technologies and/or their Permitted Improvements.

     1.13     The term "Asian Pacific Rim" shall mean the countries of Japan, Taiwan, the People's Republic of China, North Korea, South Korea, Vietnam, Thailand, Singapore, Malaysia, Indonesia and the Philippines.

     1.14     The term "Net Sales" shall mean gross income including, but not limited to, any and all consideration, license fees, milestones, royalties and the like, actually paid to and received by XENOTECH or its Affiliates from Sales and sublicenses of Licensed Products and Licensed Services to independent third parties, less:

          1.14.1     shipping, storage, packing and insurance expenses, each as actually paid or allowed;

          1.14.2     distributor discounts;

          1.14.3     amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions; and

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          1.14.4     sales and other excise taxes, use taxes, tariffs, export license fees and duties actually paid or allowed.

     1.15     The term "Sale" shall mean any transaction that transfers to a purchaser, for value, physical possession and title to a Licensed Product, after which transfer the seller has no right or power to determine the purchaser's resale price, if any, or that provides to a purchaser, for specified value, Licensed Services. Transfer of possession and title to an Affiliate or sublicensee shall not constitute a Sale unless the Affiliate or sublicensee is an end user of the Licensed Product.

     1.16     The term "Term" shall have the meaning set forth in Section 9.1.

     1.17     The term "Territory" shall mean worldwide.

2.     Grant of Rights and Transfer of Materials.

     2.1     Licensed Patent Rights and Technology. Subject to the terms and conditions hereof, including MULTICELL's retained rights pursuant to Section 2.2 herein, MULTICELL hereby grants to XENOTECH and its Affiliates during the Term, as defined below, an exclusive license under the MultiCell Technologies within the XENOTECH Field and Territory to develop, have developed, make, have made, use, have used, import, have imported, Sell, offer for Sale and have Sold Licensed Products and Licensed Services. XENOTECH'S right and license includes, but is not limited to, the exclusive right to propagate, sub-license and sell the Cell Lines, and Cell Line Improvements, and to manufacture and sell the MFE and their Permitted Improvements. For purposes of clarity, XENOTECH'S right and license will be used both within XENOTECH for its internal research and development and for contract research performed by XENOTECH for third parties, and by XENOTECH, its distributors and sales representatives in distribution, sales and sublicenses to third parties.

     2.2     MULTICELL Retained Rights. MULTICELL maintains all rights in the MultiCell Technologies and Improvements within the MULTICELL Field. In addition, MULTICELL shall have the retained right to continue its research and development efforts within the XENOTECH Field, including collaborative efforts with third parties, subject to the rights of XENOTECH, if any, as provided herein, however, MULTICELL shall not directly or indirectly license or sell the Cell Lines, Cell Line Improvements or MFE and their Permitted Improvements within the XENOTECH Field.

     2.3     XENOTECH Retained Rights. XENOTECH represents that it currently has the technology and know-how to immortalize mammalian cells, isolate stem cells from mammalian livers, and transplant immortalized cells (including human hepatocytes) or stem cells for therapy and treatment of human and animal diseases that does not involve the use of the Cell Lines or other MultiCell Technologies. Accordingly, XENOTECH retains the right to work by itself or with third parties engaged in research in the immortalization of mammalian cells, isolation of stem cells from mammalian livers, and transplantation of immortalized cells (including human hepatocytes) or stem cells for therapy and treatment of human and animal diseases, provided, however, that such work is not based on the Confidential Information, Trade Secrets, Know-How, Patent Rights or other MultiCell Technologies or Improvements.

     2.4     Sublicenses. XENOTECH shall have the right to grant sublicenses, provided, that any sublicenses granted by XENOTECH shall provide that relevant obligations to MULTICELL contained in this Agreement shall be binding upon the sublicensees. In this regard, MULTICELL AND XENOTECH shall, within twenty (20) days of the Effective Date, jointly develop a Limited License Agreement, a Limited Use Agreement or other agreements (the "Form Agreements") to be utilized by XENOTECH for any sublicense or other transfer of the Cell Lines, Cell Line Technology, MFE, Permitted Improvements or other MultiCell Technologies. XENOTECH shall utilize the Form Agreements and provide MULTICELL with a true and accurate copy of any and all executed Form Agreements from all clients and/or third parties sublicensing, buying or obtaining access to the Cell Lines, Cell Line Technology, MFE, Permitted Improvements or other MultiCell Technologies, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination. Any material variance from these Form Agreements must be approved by MULTICELL prior to execution, which approval will not be unreasonably withheld, conditioned or delayed. Any sub-distributors, sales agents or the like employed by XENOTECH, its Affiliates or sublicensees shall be bound by the same conditions contained in this Agreement. Any sublicenses (or other Form Agreements) shall survive termination of XENOTECH'S license subject to such sublicensee's or other third party's agreement to be bound directly to MULTICELL under the terms of such sublicense or other Form Agreement.

     2.5     Within fifteen (15) days from the Effective Date, the Parties shall complete the transaction associated with this Agreement (the "Closing"). Thereafter, MULTICELL shall:

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          2.5.1     Within five (5) days from the Closing, provide for the transfer of reasonably sufficient quantities of the Cell Lines to up to two locations acceptable to XENOTECH, of which one is XenoTech's main offices in Lenexa, Kansas. Within ten (10) business days after said transfer, XENOTECH shall verify that the functional status (e.g., viability, attachability and inducibility) of the Cell Lines after such relocation is intact (the "Relocation"). The reasonable costs of the Relocation shall be borne by XENOTECH.

          2.5.2     Within thirty (30) days from the Closing, conduct training utilizing the Cell Line Technology for the benefit of XENOTECH. Such training shall be made to the reasonable satisfaction of XENOTECH and at a reasonable location within the United States chosen by XENOTECH (the "Cell Line Training"). The reasonable costs associated with the Cell Line Training shall be borne by XENOTECH.

          2.5.3     At the Closing, deliver to XENOTECH the MFE Formula. Within thirty (30) days after the Closing, MULTICELL will assist in the training of two XENOTECH scientists in the technology, know-how and procedures to prepare the MFE, as reasonably necessary and as reasonably requested by XENOTECH (the "MFE Training"). The reasonable costs of the MFE Training shall be borne by XENOTECH.

          2.5.4     At the Closing, deliver into escrow a written "how to" manual describing the human hepatic cell immortalization and selection procedures used to produce the Cell Lines (the "Immortalization Technology Guide"). The escrow agent will be MULTICELL'S outside legal counsel, and the Guide will only be released from escrow and provided to XENOTECH if conditions for the release provided in Section 14.6 herein are fully satisfied.

3.     Payments.

     3.1     License Fees. XENOTECH has made, and will make, the following license fee payments to MULTICELL in the following manner:

          3.1.1     At the signing of the existing Letter of Intent between XENOTECH and MULTICELL on July 8, 2003, XENOTECH paid MULTICELL the sum of fifty thousand dollars ($50,000), as a portion of the "Prepaid Royalties", for an exclusive worldwide license during the Term (unless earlier terminated along with license to Cell Lines as provided herein) in the MFE Formula;

          3.1.2     At the Closing, XENOTECH shall pay to MULTICELL the sum of one hundred fifty thousand dollars ($150,000) (the "Closing Payment"), said Closing Payment being a portion of the "Prepaid Royalties" and place a non-refundable eight hundred thousand dollar ($800,000) payment (the "Relocation Payment") into a mutually agreeable escrow account;

          3.1.3     Within three (3) business days after the Relocation, XENOTECH shall instruct the escrow agent to release to MULTICELL the non-refundable Relocation Payment from escrow. Once released, the Relocation Payment shall be consideration for, and a guarantee of, Nosan's right of first negotiation for distribution rights for the Asian Pacific Rim as provided in Section 12.3 herein; and

          3.1.4     Within ten (10) days after the Cell Line Training, XENOTECH shall pay MULTICELL the sum of five hundred thousand dollars ($500,000) (the "Training Payment"). Once paid, the Training Payment shall be considered a portion of the "Prepaid Royalties".

     3.2     Running Royalty Payments. XENOTECH shall pay MULTICELL (in accordance with Article 7 herein) ongoing royalty payments (hereinafter "Running Royalties") throughout the Term on Net Sales of Licensed Products and Licensed Services Sold by XENOTECH or its Affiliates, and on sublicenses and other agreements with third parties, as follows:

          3.2.1     thirty four percent (34%) of Net Sales for use and/or propagation sublicenses of Cell Lines or Cell Line Improvements to clients or third parties of XENOTECH;

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          3.2.2     seventeen and one-half percent (17.5%) of Net Sales of Cell Lines or Cell Line Improvements to third parties;

          3.2.3     two and one-half percent (2.5%) of Net Sales of in-house studies, using Cell Lines or Cell Line Improvements, for the benefit of XENOTECH'S clients and/or third parties;

          3.2.4     ten percent (10%) of Net Sales of MFE media, and Permitted Improvements to the MFE, to third parties;

          3.2.5     ten percent (10%) of Net Sales of in-house studies, using Cell Lines or Cell Line Improvements in studies of a type not currently performed by XENOTECH and which type of study is enabled because of the Cell Lines and/or Cell Line Improvements; and

          3.2.6     fifteen percent (15%) of Net Sales for any other sale, sublicense, transfer or other permitted use of the MULTICELL Technology and Permitted Improvements, other than as provided in paragraph 3.2.1 through 3.2.5 herein.

     Running Royalty payments will be made within forty-five (45) calendar days of the close of each calendar quarter.

     3.3     Running Royalty Credits. The actual amount paid pursuant to Section 3.2 above, shall be determined by the total Running Royalties for a given quarter, less a credit from the Prepaid Royalties, until such credit is exhausted, as follows. The maximum credit that XENOTECH shall be entitled to offset against Running Royalties is $700,000 from the Prepaid Royalties ("Maximum Credit"). The Relocation Payment is nonrefundable and non-creditable without offset of any kind. When Running Royalties are due from XENOTECH to MULTICELL, XENOTECH will pay twenty five percent (25%) of the amount due in said quarter in cash to MULTICELL and can offset the remaining seventy five percent (75%) due MULTICELL against the Maximum Credit. XENOTECH can continue to utilize the remaining portion of the Maximum Credit in subsequent quarters, continuing at the rate of seventy five percent (75%) of the amount due, until it is fully exhausted. Thereafter, XENOTECH shall pay the full amount (100%) of the Running Royalties in each quarter in cash without any further credits or offsets due or applicable from License Fees paid pursuant to Section 3.1.

     3.4     Running Royalty Adjustments. The Running Royalty rates of 3.2.1 to 3.2.6 provided above shall be adjusted in the following situations: (i) for Permitted Joint Improvements, the Running Royalty rates payable by XENOTECH shall be reduced to seventy five percent (75%) of the rates shown therein and (ii) for permitted XENOTECH Improvements, the Running Royalty rates payable by XENOTECH shall be reduced to fifty percent (50%) of the rates shown therein.

     3.5     Guaranteed Minimum Running Royalties. In order for XENOTECH to maintain its exclusive license and right under this Agreement, XENOTECH shall pay to MULTICELL guaranteed minimum Running Royalties ("Minimum Running Royalties"), inclusive of any credits from the Maximum Credit, as follows:

Time Period	Minimum
First 16 months from the Effective Date:	$ 800,000
Months 17 through 28 from the Effective Date:	$ 2,100,000
Months 29 through 40 from the Effective Date:	$ 2,600,000
Months 41 through 52 from the Effective Date:	$ 3,000,000
Months 53 through 64 from the Effective Date:	$ 3,300,000
Months 65 through 76 from the Effective Date:	$ 3,630,000
Months 77 through 84 from the Effective Date:	$ 2,662,000

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     If, in any Time Period listed above, the actual Running Royalties exceed the noted Minimum Running Royalties for that Time Period, then XENOTECH shall be entitled to credit that excess amount towards any shortfall in next Time Period, but only to the extent that the actual Running Royalties payable in said next Time Period fall short of the guaranteed Minimum Running Royalties for that Time Period.

     In the event that XENOTECH fails to meet the guaranteed Minimum Running Royalties for any Time Period, then MULTICELL shall be entitled to credit the shortfall against the remaining Maximum Credits due XENOTECH, if any, provided, however, such credits shall not exceed the Maximum Credit.

     In the event that XENOTECH fails to pay or have credited (against the Maximum Credit) at least twenty five percent (25%) of the Minimum Running Royalties for any Time Period provided above, then MULTICELL shall have sixty (60) days, at its option, to notify XENOTECH that any and all of XENOTECH'S license and rights under this Agreement are terminated in accordance with Article 9 herein. Upon said termination, XENOTECH shall, within thirty (30) days, return all MultiCell Technologies, information, assets and other materials to MULTICELL, including any and all Improvements, to sell any remaining inventory, subject to the payment obligations to MULTICELL noted herein, to cease any all further sales of Cell Lines, Cell Line Improvements, MFE or its Permitted Improvements, and to execute all instruments reasonably necessary, if any, to re-vest said license and rights solely in MULTICELL. XENOTECH shall have the right to complete its current contracts with existing clients, subject to the payment obligations to MULTICELL noted herein.

     In the event that XENOTECH fails to pay or have credited less than one hundred percent (100%) but greater than twenty five percent (25%) of the Minimum Running Royalties for any Time Period provided above, then XENOTECH shall have the right to either increase its royalty payments to MULTICELL or lose its exclusive license hereunder. In addition, MULTICELL shall have sixty (60) days, at its option, to notify XENOTECH that XENOTECH must, by the end of the next Time Period, pay the Minimum Running Royalties for said Time Period plus the shortfall (the "Shortfall Payment") from the prior Time Period in order to maintain XENOTECH'S license hereunder. Should XENOTECH fail to make the Shortfall Payment, then MULTICELL shall have thirty (30) days, at its option, to notify XENOTECH that any and all of XENOTECH'S license and rights hereunder are terminated, provided, however, that XENOTECH shall have 90 days to cure said breach as provided in Section 9.2 herein.

4.     Representations and Disclaimers.

     4.1     XENOTECH Representations. XENOTECH hereby represents, warrants and agrees that it:

          4.1.1     shall not reverse engineer, modify, improve, derivatize or subclone the Cell Lines or Cell Line Improvements or reverse engineer, modify or improve the MFE or its Improvements without requesting permission from MULTICELL in writing and obtaining the written approval of MULTICELL;

          4.1.2     shall not develop any Joint Improvements or XENOTECH Improvements using the Cell Lines, Cell Line Improvements or other MultiCell Technologies without informing MULTICELL and obtaining prior written approval of MULTICELL;

          4.1.3     shall not use, sell, or sublicense the Cell Lines or Cell Line Improvements for the production of proteins, other cellular constituents or drug-like molecules;

          4.1.4     shall not use, sell, or sublicense the Cell Lines or Cell Line Improvements for the development of a device, such as an artificial liver or other liver support devices, for the treatment of any human diseases;

          4.1.5     shall not use, sell, or sublicense the Cell Lines or Cell Line Improvements for the purpose of infecting and propagating viruses, including, but not limited to, hepatitis B or C viruses;

          4.1.6     shall not use, sell, or sublicense the Cell Lines or Cell Line Improvements for the purpose of transplanting the cells into animals, including humans;

          4.1.7     shall not sell, sublicense or transfer the Cell Lines or Cell Line Improvements to any and all companies, institutions, or the like that do not sign one or more of the Form Agreements acceptable to XENOTECH and MULTICELL;

          4.1.8     shall not grant a sublicense to a client or third party of more than (1) one year without MULTICELL'S prior written permission, which shall not be unreasonably withheld, conditioned or delayed;

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          4.1.9     shall make a good faith effort to promote the worldwide use and licensing of the Cell Lines and Cell Line Improvements in a manner consistent with its other sales and marketing efforts, but in any case no less than a commercially reasonable effort;

          4.1.10     is a limited liability company duly organized and validly existing and in good standing under the laws of the state of Kansas, and is duly qualified to conduct its business as presently conducted;

          4.1.11     has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

          4.1.12     has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of XENOTECH enforceable against XENOTECH in accordance with its terms; and

          4.1.13     is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (ii) litigation, regulatory, judicial or arbitral proceeding or order, or (iii) noncompetition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

     4.2     MULTICELL Representations. MULTICELL hereby represents, warrants and agrees that:

          4.2.1     it has good and valid title to the Multicell Technologies, and that the Multicell Technologies are not the subject of any pending or threatened legal action, including, but not limited to, any assertion by any third parties that any of the intellectual property rights is invalid, unenforceable or violates the rights of any third party;

          4.2.2     it has sufficient rights to grant the rights (including the exclusive rights) granted herein to XENOTECH, and that such grant of rights hereunder are free and clear of any known claims, encumbrances, liens, security interests and rights of third parties, except for the security interest of certain secured convertible promissory notes issued by Exten Industries, Inc., a MULTICELL Affiliate;

          4.2.3     it shall make Dr. Ron Faris (or his replacement) reasonably available to respond to questions from XENOTECH or its Affiliates;

          4.2.4     it is a corporation duly organized and validly existing and in good standing under the laws of the state of Rhode Island, and is duly qualified to conduct its business as presently conducted;

          4.2.5     it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

          4.2.6     it has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of MULTICELL enforceable against MULTICELL in accordance with its terms;

          4.2.7     it is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (ii) litigation, regulatory, judicial or arbitral proceeding or order, or (iii) noncompetition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

     4.3     Warranty Disclaimer. Except as expressly provided in Sections 4.1 and 4.2 herein, nothing in this Agreement is or shall be construed as:

          4.3.1     a grant by implication, estoppel, or otherwise of any licenses or rights under patent applications, patents, know-how, trade secrets or other technologies of MULTICELL other than as provided in Article 2 hereof, or

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          4.3.2     any other warranty or representation, except as expressly provided herein.

5.     Indemnification

     5.1     Indemnification by XenoTech. XENOTECH agrees to indemnify, hold harmless and defend MULTICELL, its officers, directors, employees, attorneys and agents (each, a "Multicell Indemnitee"), against any and all loss, damage or expense (including reasonable attorney's fees) (collectively, "Damages") incurred or sustained by any Multicell Indemnitee as a result of (a) any breach by XENOTECH of any material term, provision, or covenant of this Agreement, (b) any inaccuracy in any representation or warranty made by XENOTECH in this Agreement and (c)  any claim by a client, purchaser or sublicensee of XENOTECH arising from XENOTECH's manufacture, storage, sale, distribution or use of the Licensed Products or performance of Licensed Services by XENOTECH or its Affiliates, or (d) use of Licensed Products by such clients, purchasers and sublicensees. Notwithstanding anything to the contrary herein, XENOTECH shall have no liability to any Multicell Indemnitee under this Section 5.1 to the extent said Damages arise, in whole or in part, from the negligent, reckless or willful acts or omissions of a Multicell Indemnitee which are in breach of the material terms of this Agreement. MULTICELL shall give written notice to XENOTECH stating specifically the basis for the claim for Damages, the amount thereof and, in the event of a third party claim, shall tender defense thereof to XENOTECH as provided in Section 5.4. Amounts due shall be paid within thirty (30) days after demand.

     5.2     Indemnification by MULTICELL. MULTICELL agrees to indemnify, hold harmless and defend XENOTECH , its officers, directors, employees, attorneys and agents (each, a "XenoTech Indemnitee") against any Damages incurred or sustained by any XENOTECH Indemnitee as a result of (a) any breach by MULTICELL of any material term, provision or covenant of this Agreement and (b) any inaccuracy in any representation or warranty made by MULTICELL in this Agreement. Notwithstanding anything to the contrary herein, MULTICELL shall have no liability to any XENOTECH Indemnitee under this Section 5.2 for Damages to the extent said Damages arise, in whole or in part, from the negligent, reckless or willful acts or omissions of a XENOTECH Indemnitee which are in breach of the material terms of this Agreement. XENOTECH shall give written notice to MULTICELL stating specifically the basis for the claim for Damages, the amount thereof , and in the event of a third party claim, shall tender defense thereof to MULTICELL as provided in Section 5.4. Amounts due shall be paid within thirty (30) days after demand. Indemnification is the sole remedy for any and all claims arising of a type identified in Section 5.1 or 5.2 of this Agreement, except for any claim for an intentional or fraudulent action, omission, misrepresentation or breach.

     5.3     Tender of Defense for Damages. Promptly upon receipt by either party of a notice of a claim by a third party which may give rise to a claim for Damages under Section 5.1 or 5.2 of this Agreement, the indemnified party shall give written notice thereof to the indemnifying party. Upon tender of defense, (i) the indemnifying party shall undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as the indemnifying party, in its sole discretion, shall elect, (ii) the indemnified party shall cooperate as reasonably requested (with reasonable out of pocket expenses, but not soft costs, being reimbursed by the indemnifying party) in the defense of the claim, provided, however, that the indemnifying party may not agree to any settlement which would invalidate any claim of any Patent Right or which would impose any ongoing obligation on the indemnified party without the indemnified party's prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to participate in the defense or prosecution of any claim, including hiring their own counsel at the indemnified party's own expense, and the indemnifying party shall cooperate with the indemnified party if the indemnified party does so participate. If the indemnifying party fails or refuses to defend any tendered third party claim for Damages, the indemnifying party may nevertheless, at its own expense, participate in the defense of such claim by the indemnified party and in any and all settlement negotiations relating thereto. In any and all events, the indemnifying party shall have such access to the records and files of the indemnified party relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

     5.4     Threshold Amount. Notwithstanding anything to the contrary herein, each party's obligations to indemnify the other party shall take effect only if and to the extent the aggregate indemnification obligations of the indemnifying party exceed Ten Thousand Dollars ($10,000) (the "Threshold Amount"). The Threshold Amount limitation described herein shall not apply to any claims for Damages based upon any breach of a covenant (including payment obligations) or any intentional or fraudulent action, omission, misrepresentation or material breach. For purposes of this Article 5 and elsewhere in this Agreement, "Damages" shall not include consequential, exemplary or punitive damages or diminution in value or loss of bargain type damages which multiply or increase direct or out-of-pocket damages and shall be determined net of applicable insurance recoveries (but adding back deductible and copay amounts).

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     5.5     Insurance. During the term of the Agreement, XENOTECH shall have and maintain comprehensive general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers to cover the activities of XENOTECH and its affiliates contemplated by this Agreement. Such insurance shall be in an aggregate amount of at least $2 million.

6.     Prosecution and Maintenance of Patent Rights.

     6.1     Patent Prosecution and Maintenance.

     (a)     MULTICELL shall be solely responsible for the preparation and prosecution of all patent applications and the maintenance of all patents within the Patent Rights, and for the preparation, prosecution and maintenance of all patent applications and patents covering Improvements. Both parties agree to cooperate with the other party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such patent applications and patents.

     (b)     In the event MULTICELL elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent contained in the Patent Rights that are licensed from Rhode Island Hospital, then XENOTECH, shall be entitled (but is not obligated) to assume all payment obligations to Rhode Island Hospital, including but not limited to the filing, prosecution and maintenance of such Patent Rights and licenses at its own cost and expense. Any payments made by XENOTECH by virtue of this subsection (b) shall be deemed a credit against amounts otherwise owed by XENOTECH to MULTICELL or shall be promptly reimbursed by MULTICELL.

     6.2     Defense Against Infringement. In the event XENOTECH or MULTICELL becomes aware of any actual or threatened infringement of any Patent Rights, Trade Secrets or other intellectual property rights licensed hereunder, that party shall promptly notify the other and the parties shall discuss the most appropriate action to take. If attempts to abate such infringement are unsuccessful, then MULTICELL shall have the first right, but not the obligation, to bring an action at its own expense to enjoin and/or recover damages from the infringer, in which event XENOTECH shall cooperate with MULTICELL as reasonably requested, at MULTICELL'S expense. XENOTECH may, on its own initiative and cost, join in such suit. All recoveries, damages and awards in such suit, after reimbursement of any litigation expenses of XENOTECH not previously reimbursed, shall belong to MULTICELL. In the event that MULTICELL elects not to institute or prosecute any suit to enjoin or recover damages from any infringer, then XENOTECH alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and keep any settlement or award which may be obtained. XENOTECH and MULTICELL agree that neither will settle any action commenced by it in a manner that is prejudicial to any Patent Rights, Trade Secrets or other intellectual property rights licensed hereunder without the other party's prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

     6.3     Third Party Infringement Claims. In the event any Licensed Product or Licensed Service becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world by virtue of the incorporation of the Patents Rights or MultiCell Technologies therein, the parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. XENOTECH shall have the right to tender defense of any such claim to MULTICELL, as provided in Section 5.4 hereof.

     6.4     Marking. XENOTECH agrees to mark and to cause any Affiliate, sublicensee, distributor, representative or agent to appropriately mark any Licensed Products or Licensed Services (or their containers or labels) made, sold, or otherwise disposed of by it or them with the type and form of notice of patent rights prescribed by MULTICELL to XENOTECH in writing, in order to enable the Patent Rights to be enforced to their full extent in any country where Licensed Products are made, used or sold or Licensed Services practiced.

7.     Reporting, Verification and Payment.

     7.1     Books and Records. XENOTECH agrees to keep proper records and books of account in accordance with good accounting practices, showing the Sales upon which the royalty and other payments of XENOTECH are based, and all other information necessary for the accurate determination of payment to be made hereunder. XENOTECH agrees to deliver to MULTICELL, within forty-five (45) days after each calendar quarter, a report showing the information on which the payments herein provided are calculated, including a breakdown of income from Sales of each Licensed Product and each Licensed Service and to accompany each such report with the payment shown to be due thereby.

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     7.2     Customer Reports. During the Term of the Agreement, XENOTECH will provide a written quarterly report identifying new customers that are sublicensing or buying MULTICELL Cell Lines, Cell Line Improvements and other Permitted Improvements along with a copy of each executed Form Agreement. XENOTECH will provide to MULTICELL an annual certification, signed by its chief executive officer and chief financial officer, affirming that XENOTECH has correctly reported to MULTICELL all revenues XENOTECH has received from the sublicenses, Sales of Licensed Products, provision of Licensed Services or from any other agreement with a third party related to MultiCell Technologies. With respect to sublicensee, client and customer information provided by XENOTECH to MULTICELL pursuant to this Section 7.2 and Section 2.4 herein, MULTICELL shall maintain such information in confidence pursuant to Article 10 herein, use such information solely to monitor and police its intellectual property rights in the MultiCell Technologies and not use such information for the purpose of creating its own sales network. With respect to sublicensees, clients and customers outside of the United States, XENOTECH will use commercially reasonable efforts to obtain all relevant information on the same and provide it to MULTICELL as provided herein. XENOTECH will promptly inform MULTICELL if it is unable to obtain all or any part of said information required pursuant to Sections 2.4 and 7.2 herein.

     7.3     Audit Rights. During the Term of the Agreement and for a period of one calendar quarter plus thirty days thereafter XENOTECH will afford MULTICELL, at MULTICELL'S sole expense, the opportunity upon reasonable prior written notice to XENOTECH for independent, annual auditing of financial records as they relate solely to the business transactions relevant to this agreement (e.g., revenue from licensing fees, revenue from the sale of the Cell Lines, Cell Line Improvements and MFE, and revenue from the conduct of studies involving the use of the Cell Lines, Cell Line Improvements and/or MFE, as well as sublicenses or other agreements relating to MultiCell Technologies); provided, that, any such audit shall be limited to two (2) business days on site for eight (8) hours per day during the hours of 9 a.m. to 5 p.m. Kansas City time and no copies of any materials reviewed by the auditors may be made. However, if the audit discloses an error, in excess of five percent (5%) in favor of MULTICELL, then XENOTECH shall pay, in addition to the amount of any underpayment, the cost to MULTICELL of the audit, not to exceed three thousand dollars ($3,000). XENOTECH shall include substantially the same audit rights in any sublicense or other agreement it grants in order to ensure correctness of payments due hereunder.

     7.4     Foreign Payments. Royalties based on Net Sales in any foreign country shall be payable to MULTICELL in the United States in United States Dollars. Dollar amounts shall be calculated using the foreign exchange rate, as published by The Wall Street Journal, West Coast Edition, in effect for such foreign currency on the last business day of each quarter for which a report is required. Where royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, XENOTECH has the right to place MULTICELL's royalties in a bank account in such country in the name of and under the sole control of MULTICELL; provided, however, that the bank selected be reasonably acceptable to MULTICELL and that XENOTECH inform MULTICELL of the location, account number, amount and currency of money deposited therein. After MULTICELL has been so notified, those monies shall be considered as royalties duly paid to MULTICELL and will be completely controlled by MULTICELL, and XENOTECH will have no further responsibility with respect thereto.

     7.5     Sales Taxes, Etc. MULTICELL shall be entitled to receive, upon valid and written request to XENOTECH, additional amounts added to all payments hereunder amounts to equal any applicable taxes of a governmental authority with competent jurisdiction levied or based on this Agreement or the payments made by XENOTECH to MULTICELL hereunder, exclusive of taxes based on MULTICELL's income, unless XENOTECH provides MULTICELL with appropriate exemption certificates. Any additional tax amounts paid by XENOTECH shall be applied by MULTICELL in payment of such taxes.

8.     Improvements

     8.1     Same Use Products. With respect to any Cell Line Improvements, to the extent that said Cell Line Improvements are within, and only to the extent they are within, the XenoTech Field (hereinafter "Same Use Products"), then MULTICELL shall so inform XENOTECH in a confidential writing. Thereafter, XENOTECH shall have sixty (60) days to confirm its interest in writing to said Same Use Products. Should XENOTECH so express its interest in said Same Use Products, then those Same Use Products shall automatically be included within the definition of Cell Lines as provided in this Agreement, and shall be subject to all the rights and obligations provided herein, including payment obligations. Once so included, the Parties shall negotiate additional, mutually-agreeable minimum (royalties) payable for each of said Same Use Products so added. Should XENOTECH fail to express its interest within said sixty (60) day period for each Same Use Product so selected, then MULTICELL shall be free to commercialize said Same Use Products as it sees fit, without any further obligation or payments to XENOTECH whatsoever.

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     8.2     MultiCell Improvements. If MULTICELL works with other companies to develop MultiCell Improvements (other than Cell Line Improvements), to the extent that said MultiCell Improvements are within, and only to the extent they are within, the XenoTech Field (hereinafter "MultiCell Improved Products"), then MULTICELL shall so inform XENOTECH in writing and MULTICELL shall use commercially reasonable efforts to use XENOTECH as its exclusive distributor/sales agent for such MultiCell Improved Products. In the event XENOTECH has the desire and capability to act as said exclusive distributor/sales agent, but is not used as the exclusive distributor/sales agent for MultiCell Improved Products, then MULTICELL shall pay XENOTECH a royalty equal to the same percentages paid MULTICELL for similar products based on all consideration paid to MULTICELL for the product.

9.     Term and Termination.

     9.1     Term. Unless earlier terminated under this Article 9, this Agreement shall enter into force on the Effective Date, and shall have an initial term of seven (7) years, with automatic one (1) year renewals on the anniversary of the Effective Date thereafter unless written notice of termination by a Party is received not less than one hundred twenty (120) days prior to any such one (1) year renewal period (the "Term").

     9.2     Termination by Either Party. This Agreement may be terminated by either party, if the other party substantially fails to perform or otherwise materially breaches any of the material terms, covenants or provisions of this Agreement, such termination to be effected by giving written notice of intent to terminate to the breaching party stating the grounds therefore. The party receiving the notice shall have ninety (90) days thereafter to correct such breach. If such breach is not corrected within said ninety (90) days after notice as aforesaid, then this Agreement shall automatically terminate.

     9.3     Consequences of Termination.

     (a)     In the event of expiration of this Agreement or termination of the Agreement for any reason whatsoever:

          (i)     XENOTECH shall not thereby be discharged from any liability or obligation to MULTICELL which became due or payable prior to the effective date of such expiration or termination; and

          (ii)     The rights and obligations of the parties under Articles 5, 9, 10, and 11 and Sections 7.3, 12.3, and 12.7 shall survive any termination of this Agreement.

     (b)     In the event of termination of the Agreement pursuant to Section 9.2.

          (i)     If XENOTECH, its Affiliates or its sublicensees then possess Licensed Product, have started the manufacture thereof or have accepted orders therefor, XENOTECH, its Affiliates or its sublicensees shall have the right to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Licensed Product, in order to fulfill such accepted orders, subject to the obligation of XENOTECH to pay MULTICELL the royalty and other payments therefore as provided in Article 3 of this Agreement;

          (ii)     Subject to Section 9.3(b)(i), XENOTECH shall discontinue, and shall cause its Affiliates to discontinue, the manufacture, use, marketing and sale of Licensed Products and the provision of Licensed Services and shall assign any sublicenses or other agreements, including Form Agreements, granted hereunder to MULTICELL in accordance with Section 2.4; and

          (iii)     All rights licensed, sold, assigned or transferred by MULTICELL to XENOTECH hereunder shall revert to MULTICELL, and XENOTECH agrees to execute all instruments reasonably necessary to re-vest said rights in MULTICELL (provided, however, that any such termination shall not effect a premature termination of any sublicense previously granted by XENOTECH).

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10.     Confidential Information.

     10.1     Confidentiality. A receiving Party will not disclose or use, and will direct its representatives not to disclose or use any Confidential Information (as defined below) with respect to a disclosing Party furnished, or to be furnished, by the disclosing Party or its representatives to the receiving Party or its representatives at any time or in any manner other than in connection with this Agreement an the underlying business thereto. For purposes of this Paragraph, "Confidential Information" means any information, whether of a business or technical nature, about the disclosing Party, unless the receiving Party can demonstrate through its written documentation that said information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the receiving Party, its employees agents, successors, or assigns, (iii) was lawfully disclosed to the receiving Party by a third party having the right to disclose it, (iv) was already known by the receiving Party at the time of disclosure, or (v) is required to be disclosed to a governmental agency pursuant to another legal process, provided that the receiving Party shall first give notice to the disclosing Party of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such information, including, where appropriate, by obtaining a protective order from an appropriate court.

11     Choice of Law; Dispute Resolution.

     11.1     Governing Law. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of Rhode Island, as applied to contracts executed and performed entirely within the State of Rhode Island, without regard to conflicts of laws rules.

     11.2     Arbitration. If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association ("AAA"), with a panel of three (3) arbitrators in Chicago, Illinois. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The Parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing Party to bear all or any unequal portion of the prevailing Party's costs. The decision of the arbitrator shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

12     Commercialization and Subsequent Negotiations.

     12.1     Branding and Marketing. XENOTECH will advertise, market, sublicense, and sell the Cell Lines, Cell Line Improvements, MFE and Permitted Improvements under names reasonably acceptable to MULTICELL it being acknowledged that product labels will include a prominent reference to MULTICELL as the source of same. Any Permitted Joint Improvements as provided herein will be marketed under a mutually agreeable brand name. Any Permitted XenoTech Improvements can be branded by XENOTECH and XENOTECH will identify that the product contains MULTICELL products.

     12.2     Right of First Refusal. Subject to the security interest of the Exten Industries, Inc. (a MULTICELL Affiliate) secured convertible notes, MULTICELL shall grant XENOTECH a right of first refusal in the intellectual property, including Patent Rights (registered and pending), which are the subject of the license hereunder, but only to the extent they relate directly to the XenoTech Field, in the event of a proposed sale, assignment or disposition of all or substantially all of such intellectual property by MULTICELL or its successor to a third party. Such right of first refusal must be exercised within thirty (30) days of the communication of the proposed sale, assignment or disposition of such intellectual property by MULTICELL to XENOTECH, and XENOTECH must meet the other offer, to the extent reasonably possible, term for term, with non-monetary consideration being monetized, to the full extent practicable. Should XENOTECH fail to exercise said right of first refusal within said thirty (30) day period, then MULTICELL shall be free to proceed with said sale, assignment or disposition of its intellectual property as it sees fit, without any further obligation or payments to XENOTECH whatsoever, provided, however, that MULTICELL will structure any such sale, assignment or disposition such that this Agreement survives and is assigned to the acquiring party.

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     12.3     Right of First Negotiation with Nosan. As consideration for the Relocation Payment ($800,000), should MULTICELL successfully complete the development of the Cell Lines and Permitted Improvements for the production of proteins, other cellular constituents and/or drug-like molecules (which it endeavors to use commercially reasonable efforts to perform), then MULTICELL agrees to negotiate with The Nosan Group or Nosan Corporation (the "Nosan Agreement") for the exclusive right to distribute said proteins, other cellular constituents and/or other drug-like molecules in a territory encompassing the Asian Pacific Rim. Such negotiations shall be conducted in good faith and on an exclusive basis for a period of ninety (90) days from the date MULTICELL provides Nosan with written notice that it has successfully completed the development of said proteins, other cellular components and drug-like molecules. If MULTICELL and Nosan have not entered into the Nosan Agreement within said 90 day period, then MULTICELL shall be free to negotiate and enter into agreements with other parties regarding use, including distribution and sale, of the Cell Lines and Permitted Improvements for production of proteins, other cellular constituents and/or drug-like molecules without any further obligation whatsoever to Nosan or XENOTECH. Should MULTICELL enter into the Nosan Agreement, MULTICELL shall pay as a finders fee to XENOTECH, a one-time payment equal to two percent (2%) of the total upfront consideration paid by Nosan to MULTICELL pursuant to the Nosan Agreement.

     12.4     Marketing. XENOTECH shall implement and maintain in good faith, commercially reasonable marketing efforts, on a country-by-country basis, commensurate with the commercial opportunity for such Licensed Product and/or Licensed Services in such country. Such marketing efforts include XENOTECH'S obligation to use good faith, commercially reasonable efforts to promote and sell Licensed Product and/or Licensed Services in the XenoTech Field so as to maximize the sale and/or practice of such Licensed Products and/or Licensed Services based upon their commercial potential as soon as reasonably practical, and to maintain the same efforts for as long as reasonably practical. Marketing efforts undertaken by any Affiliates and its sublicensees, distributors, representatives and agents shall be attributed to XENOTECH for the purposes of this Section 12.4.

     12.5     U.S. Manufacture. If and to the extent required by applicable United States laws and regulations, XENOTECH agrees that Licensed Products and/or components of Licensed Services will be manufactured substantially in the United States or its territories, subject to such waivers as may be required by or obtained from the United States Department of Health and Human Services or any successor agency or designee. Notwithstanding the foregoing, if during the term of the Agreement XENOTECH can provide reasonably compelling evidence to MULTICELL that such manufacture in the US would impose an extraordinary burden on XENOTECH or any Affiliate or sublicensee, MULTICELL shall at that time agree to seek a waiver from the US Government with respect to the requirement that Licensed Products and/or components for Licensed Services for sale in the US be manufactured substantially in the US. XENOTECH understands that MULTICELL cannot guarantee that such waiver can be obtained. XENOTECH shall bear all costs associated with seeking such waiver.

     12.6     Foreign Registration. XENOTECH agrees to register this Agreement with any foreign governmental agency which requires such registration, and XENOTECH shall pay all costs and legal fees in connection therewith. In addition, XENOTECH shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products or Licensed Services are fully satisfied.

     12.7     Use of a Party's Name. Neither Party shall have the right to publicize this Agreement or its relationship with the other Party without other Party's prior approval, except as may be required to comply with federal or state laws and regulations. Accordingly, any and all press releases concerning this Agreement and the relationship between the Parties shall be mutually agreed upon in a timely manner, provided that the approval of a Party shall not be unreasonably withheld.

13     Addresses.

     Notices provided for herein shall effectively be given by mailing the same by certified or registered mail or by delivery by commercial courier, in each case properly addressed with charges prepaid. For the purposes of making payments and giving notices, the addresses of the parties hereto are as follows:

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If to MULTICELL:
MultiCell Technologies, Inc. 55 Access Road, Suite 700 Warwick, RI 02886 Attn: Gregory F. Szabo

If to XENOTECH:
XenoTech, LLC 16825 West 116th Street Lenexa, KS 66219 Attn: Chief Financial Officer

With a copy to:	Bryan Cave LLP 1200 Main Street, Suite 3500 Kansas City, MO 64105 Attn: Gregory G. Johnson, Esq.

or to such subsequent addresses as either party may furnish the other by giving notice thereof as provided in this Article 13.

14     Miscellaneous.

     14.1     Assignment. This Agreement shall be assignable by a party to its Affiliates upon thirty days prior written notice to the other party; such written notice shall also contain an explanation by the assigning party of why such assignment shall occur. If a party assigns this Agreement to an Affiliate, the party shall still be responsible for all of its obligations as specified in this Agreement. This Agreement shall be assignable by a party to a non-Affiliated third party only with the prior written consent of the other party, which consent may be withheld at the sole discretion of such other party. Any assignment (other than to an Affiliate) without the prior written consent of the other party shall be void. Notwithstanding the preceding sentence, in the event of: (i) a sale or transfer of all or substantially all of a party's assets; or (ii) the merger or consolidation of a party with another company, this Agreement shall be assignable to the transferee or successor company. This Agreement shall be binding upon and inure to the benefit of MULTICELL, XENOTECH and their respective permitted assigns and successors in interest.

     14.2     Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     14.3     Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

     14.4     Force Majeure. Any delays in performance by any party under this Agreement (other than the payment of monies due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to, acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, tornadoes, catastrophic storms, explosion, riots, wars, terrorist action, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

     14.5     Independent Contractors. In making and performing this Agreement, MULTICELL and XENOTECH act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between MULTICELL and XENOTECH. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

     14.6     Release of Technology Guide. Should MULTICELL (i) substantially cease operations or liquidate its assets for the benefit of creditors, then the Immortalization Technology Guide provided in Section 2.5.4 herein shall be released from escrow to XENOTECH, subject to its maintenance in confidence and all other relevant provisions provided in this Agreement.

     14.7     Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted or revised rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     14.8     Waiver. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

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     14.9     Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement.

     14.10     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which taken together shall constitute but one and the same instrument.

     In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

XenoTech, LLC (XENOTECH)	MultiCell Technologies, Inc. (MULTICELL)

By:	By:
Name: Andrew Parkinson	Name: Gregory F. Szabo
Title: CEO	Title: CEO
Date: August 4, 2003	Date: August 4, 2003

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